Exhibit 99.1

SS&C Technologies Releases Q1 2020 Earnings

Q1 2020 GAAP revenue $1,173.6 million, up 3.2 percent, Fully Diluted GAAP Earnings Per Share $0.37, up 19.4%

Adjusted revenue $1,178.0 million, up 2.4 percent, Adjusted Diluted Earnings Per Share $1.03, up 13.2 percent

SS&C to Acquire Innovest for $120 million

WINDSOR, CT, April 30, 2020 (PR Newswire) SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), a global provider of investment, financial, and healthcare software-enabled services and software, today announced its financial results for the first quarter ended March 31, 2020.

Due to the uncertainty caused by COVID-19, we are withdrawing our quarterly and 2020 guidance, instead providing 2020 scenario analysis, based on a number of assumptions, which can be found in our Q1 2020 earnings results slides at investor.ssctech.com.

GAAP Results

SS&C reported GAAP revenue of $1,173.6 million for the first quarter of 2020, up 3.2 percent compared to $1,137.2 million in the first quarter of 2019. GAAP operating income for the first quarter of 2020 was $218.8 million, or 18.6 percent of GAAP revenue, compared to GAAP operating income of $202.0 million, or 17.8 percent of GAAP revenue, in 2019’s first quarter, representing an 8.3 percent increase.

GAAP net income for the first quarter of 2020 was $99.2 million compared to GAAP net income of $80.8 million in 2019’s first quarter, up 22.8%. On a fully diluted GAAP basis, earnings per share in the first quarter of 2020 were $0.37 per share compared to earnings per share of $0.31 on a fully diluted GAAP basis in the first quarter of 2019, up 19.4%.

Adjusted Non-GAAP Results (defined in Notes 1-4 below)

Adjusted revenue was $1,178.0 million for the first quarter of 2020, up 2.4 percent compared to $1,150.0 million in the first quarter of 2019. Adjusted operating income for the first quarter of 2020 was $444.2 million, or 37.7 percent of adjusted revenue, compared to $420.9 million, or 36.6 percent of adjusted revenue, in 2019’s first quarter, representing a 5.5 percent increase and an increase of 110 basis points in adjusted operating margin.

Adjusted net income for the first quarter of 2020 was $274.0 million, up 14.5 percent compared to $239.4 million in 2019’s first quarter. Adjusted diluted earnings per share in the first quarter of 2020 were $1.03 per share, up 13.2 percent compared to $0.91 per share in the first quarter of 2019.

SS&C’s COVID-19 Response

SS&C is operating in a global public health crisis.  Covid-19’s impact is devastating to many and nations are being tested from human and economic perspectives.  As long as the duration and scale of the pandemic and economic slowdown remains we expect markets to be volatile. The slowdown in the global economy will take time to recover.

Due to this uncertainty, we are withdrawing our quarterly and 2020 guidance.  We are providing 2020 scenario analysis, based on a number of assumptions, which can be found in our Q1 2020 earnings results slides at investor.ssctech.com.

First Quarter Highlights:

•	Cash flow provided by operations for Q1 2020 was $147.7 million, up 7.5 percent from $137.4 million in Q1 2019.
•

Paid down $2,142.3 million of net debt since our April 2018 acquisition of DST Systems, bringing our net leverage ratio to 3.74 times consolidated EBITDA, and our net secured leverage ratio to 2.67 times consolidated EBITDA.

•

In the first quarter, SS&C drew down $246 million of its available capacity under the Revolving Credit Facility as a precautionary measure in order to increase liquidity and preserve financial flexibility in light of current uncertainty resulting from the COVID-19 pandemic.

•	Adjusted operating income margins were 37.7 percent of adjusted revenue in Q1 2020 compared to 36.6 percent in Q1 2019.
•	Adjusted consolidated EBITDA increased 4.5 percent to $463.5 million in Q1 2020. Adjusted consolidated EBITDA margin was 39.3 percent of adjusted revenue.
•	SS&C acquired Captricity, the maker of Vidado data transformation platform on March 24, 2020.
•	SS&C announced our plan to acquire Capita's Life Insurance and Pension Servicing business in Ireland on April 21, 2020. We expect this acquisition to close in Q2 2020.
•	SS&C today announced our plan to acquire Innovest for a total consideration of $120.0 million. We expect this acquisition to close in Q2 2020.

“The COVID-19 global pandemic has quickly and broadly altered how the world conducts business. The health and safety of our employees and our clients is paramount, and SS&C moved swiftly to ensure our 23,000 employees were informed, protected, and prepared," says Bill Stone, Chairman and CEO of SS&C Technologies. “These times are unprecedented, and they call for focus, innovation and real customer commitments. The transition to working remotely was seamless, in large part due to the long hours worked by our CTO, Anthony Caiafa and his IT and infrastructure team, Blair Williams and his business continuity team, and all of our client service teams dealt with an influx of volume. SS&C’s products and services are mission critical, and now more than ever clients depend on our expertise and hardened infrastructure.”

Operating Cash Flow

SS&C generated net cash from operating activities of $147.7 million for the three months ended March 31, 2020, compared to $137.4 million for the same period in 2019, representing a 7.5 percent increase. SS&C ended the first quarter with $373.7 million in cash and cash equivalents and $7,377.0 million in gross debt, for a net debt balance of $7,003.3 million.  SS&C’s consolidated net leverage ratio as defined in our credit agreement stood at 3.74 times consolidated EBITDA as of March 31, 2020. SS&C’s net secured leverage ratio stood at 2.67 times consolidated EBITDA as of March 31, 2020.

Non-GAAP Financial Measures

Adjusted revenue, adjusted operating income, adjusted consolidated EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP measures. See the accompanying notes for the reconciliations and definitions for each of these non-GAAP measures and the reasons our management believes these measures provide useful information to investors regarding our financial condition and results of operations.

Earnings Call and Press Release

SS&C’s Q1 2020 earnings call will take place at 5:00 p.m. eastern time today, April 30, 2020. The call will discuss Q1 2020 results and business outlook. Interested parties may dial 833-968-2327 (US and Canada) or 778-560-2848 (International), and request the “SS&C Technologies First Quarter 2020 Conference Call”; conference ID #4970198.  In connection with the earnings call, a presentation will be available on SS&C’s website at http://investor.ssctech.com/results.cfm. A replay will be available after 10:00 p.m. eastern time on April 30, 2020, until midnight on May 7, 2020. The replay dial-in number is 800-585-8367 or 416-621-4642; access code #4970198. The call will also be available for replay on SS&C’s website after April 30, 2020; access: http://investor.ssctech.com/results.cfm.

Certain information contained in this press release relating to, among other things, the Company’s financial guidance for the second quarter and full year of 2020 constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance, underlying assumptions, and other statements that are other than statements of historical facts.  Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “estimates”, “projects”, “forecasts”, “may”, “assume”, “intend”, “will”, “continue”, “opportunity”, “predict”, “potential”, “future”, “guarantee”, “likely”, “target”, “indicate”, “would”, “could” and “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words.  Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated.  Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry and other industries in which the Company’s clients operate, the Company’s ability to realize anticipated benefits from its acquisitions, including DST Systems, Inc.,  the effect of customer consolidation on demand for the Company’s products and services, the increasing focus of the Company’s business on the hedge fund industry, the variability of revenue as a result of activity in the securities markets, the ability to retain and attract clients, fluctuations in customer demand for the Company’s products and services, the intensity of competition with respect to the Company’s products and services, the exposure to litigation and other claims, terrorist activities and other catastrophic events, disruptions, attacks or failures affecting the Company’s software-enabled services, risks associated with the Company’s foreign operations, privacy concerns relating to the collection and storage of personal information, evolving regulations and increased scrutiny from regulators,  the Company’s ability to protect intellectual property assets and litigation regarding intellectual property rights, delays in product development, investment decisions concerning cash balances, regulatory and tax risks, risks associated with the Company’s joint ventures, changes in accounting standards, risks related to the Company’s substantial indebtedness, the market price of the Company’s stock prevailing from time to time, and the risks discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission and can also be accessed on our website.  Forward-looking statements speak only as of the date on which they are made and, except to the extent required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 18,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

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For more information

Patrick Pedonti

Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations

Tel: +1-212-367-4705

E-mail: InvestorRelations@sscinc.com

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive (Loss) Income

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Software-enabled services	$989.5	$972.0
License, maintenance and related	184.1	165.2
Total revenues	1,173.6	1,137.2
Cost of revenues:
Software-enabled services	583.5	586.9
License, maintenance and related	82.1	75.0
Total cost of revenues	665.6	661.9
Gross profit	508.0	475.3
Operating expenses:
Selling and marketing	91.4	87.0
Research and development	104.9	94.8
General and administrative	92.9	91.5
Total operating expenses	289.2	273.3
Operating income	218.8	202.0
Interest expense, net	(77.4)	(101.6)
Other (expense) income, net	(15.3)	3.5
Equity in earnings of unconsolidated affiliates, net	0.7	—
Loss on extinguishment of debt	(2.8)	(7.1)
Income before income taxes	124.0	96.8
Provision for income taxes	24.8	16.0
Net income	$99.2	$80.8

Basic earnings per share	$0.39	$0.32
Diluted earnings per share	$0.37	$0.31

Basic weighted average number of common shares outstanding	255.3	251.5
Diluted weighted average number of common and common equivalent shares outstanding	265.6	263.7

Net income	$99.2	$80.8
Other comprehensive (loss) income, net of tax:
Change in unrealized loss on interest rate swaps	(2.4)	—
Foreign currency exchange translation adjustment	(150.7)	41.8
Total other comprehensive (loss) income, net of tax	(153.1)	41.8
Comprehensive (loss) income	$(53.9)	$122.6

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$373.7	$152.8
Funds receivable and funds held on behalf of clients	1,073.1	1,729.9
Accounts receivable, net	686.6	669.7
Contract asset	27.7	20.0
Prepaid expenses and other current assets	167.3	204.5
Restricted cash	8.3	9.0
Total current assets	2,336.7	2,785.9
Property, plant and equipment, net	436.4	466.4
Operating lease right-of-use assets	358.0	375.3
Investments	175.5	160.1
Unconsolidated affiliates	228.2	234.8
Contract asset	78.6	78.6
Goodwill	7,859.7	7,959.9
Intangible and other assets, net	4,501.0	4,680.1
Total assets	$15,974.1	$16,741.1
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$320.0	$76.3
Client funds obligations	1,073.1	1,729.9
Accounts payable	42.8	36.9
Income taxes payable	7.9	13.3
Accrued employee compensation and benefits	163.4	290.6
Interest payable	0.2	27.6
Other accrued expenses	253.9	268.4
Deferred revenue	348.0	333.2
Total current liabilities	2,209.3	2,776.2
Long-term debt, net of current portion	6,986.3	7,077.8
Operating lease liabilities	331.8	348.6
Other long-term liabilities	317.9	333.7
Deferred income taxes	1,041.2	1,088.7
Total liabilities	10,886.5	11,625.0
Total stockholders’ equity	5,087.6	5,116.1
Total liabilities and stockholders’ equity	$15,974.1	$16,741.1

SS&C Technologies Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flow from operating activities:
Net income	$99.2	$80.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	184.7	202.8
Equity in earnings of unconsolidated affiliates, net	(0.7)	—
Cash distributions received from unconsolidated affiliates	2.0	0.1
Stock-based compensation expense	22.5	20.4
Net losses (gains) on investments	11.3	(7.7)
Amortization and write-offs of loan origination costs and original issue discounts	3.5	4.3
Loss on extinguishment of debt	0.4	—
Loss on sale or disposition of property and equipment	3.7	2.5
Deferred income taxes	(32.3)	(29.6)
Provision for doubtful accounts	2.3	0.6
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(27.2)	(2.9)
Prepaid expenses and other assets	13.2	21.9
Contract assets	(10.5)	4.2
Accounts payable	6.4	3.6
Accrued expenses and other liabilities	(171.0)	(161.8)
Income taxes prepaid and payable	38.1	(16.6)
Deferred revenue	2.1	14.8
Net cash provided by operating activities	147.7	137.4
Cash flow from investing activities:
Cash paid for business acquisitions, net of cash acquired	(16.3)	3.2
Additions to property and equipment	(8.5)	(16.3)
Additions to capitalized software	(18.0)	(16.4)
Investments in securities	(40.0)	—
Proceeds from sales / maturities of investments	6.9	10.8
Collection of other non-current receivables	2.6	2.6
Net cash used in investing activities	(73.3)	(16.1)
Cash flow from financing activities:
Cash received from debt borrowings	246.0	2,140.0
Repayments of debt	(95.9)	(2,278.4)
Fees paid for debt extinguishment and refinancing activities	—	(4.6)
Net decrease in client funds obligations	(670.7)	(79.3)
Proceeds from exercise of stock options	38.1	45.1
Withholding taxes paid related to equity award net share settlement	(3.3)	(9.5)
Dividends paid on common stock	(31.9)	(25.2)
Net cash used in financing activities	(517.7)	(211.9)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7.1)	0.7
Net decrease in cash, cash equivalents and restricted cash	(450.4)	(89.9)
Cash, cash equivalents and restricted cash, beginning of period	1,789.4	1,113.3
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$1,339.0	$1,023.4

Reconciliation of cash, cash equivalents and restricted cash and cash equivalents:
Cash and cash equivalents	$373.7	$154.6
Restricted cash and cash equivalents	8.3	5.6
Funds receivable and funds held on behalf of clients	957.0	863.2
	$1,339.0	$1,023.4

SS&C Technologies Holdings, Inc. and Subsidiaries

Disclosures Relating to Non-GAAP Financial Measures

Note 1. Reconciliation of Revenues to Adjusted Revenues

Adjusted revenues represents revenues adjusted to include a) amounts that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and b) amounts that would have been recognized if not for adjustments to deferred revenue and retained earnings related to the adoption of ASC 606.  Adjusted revenues is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business.  Adjusted revenues is not a recognized term under generally accepted accounting principles (“GAAP”).  Adjusted revenues does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance.  Adjusted revenues as presented herein is not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted revenues to revenues, the GAAP measure we believe to be most directly comparable to adjusted revenues.

	Three Months Ended March 31,
(in millions)	2020	2019
Revenues	$1,173.6	$1,137.2
ASC 606 adoption impact	2.2	4.2
Purchase accounting adjustments impact on revenue	2.2	8.6
Adjusted revenues	$1,178.0	$1,150.0

The following is a breakdown of software-enabled services and license, maintenance and related revenues and adjusted software-enabled services and license, maintenance and related revenues.

	Three Months Ended March 31,
(in millions)	2020	2019
Software-enabled services	$989.5	$972.0
License, maintenance and related	184.1	165.2
Total revenues	$1,173.6	$1,137.2

Software-enabled services	$991.3	$980.8
License, maintenance and related	186.7	169.2
Total adjusted revenues	$1,178.0	$1,150.0

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for amortization of intangible assets, stock-based compensation, purchase accounting adjustments for deferred revenue and related costs, ASC 606 adoption impact and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of our underlying performance.  Adjusted operating income is not a recognized term under GAAP.  Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended March 31,
(in millions)	2020	2019
Operating income	$218.8	$202.0
Amortization of intangible assets	157.6	170.8
Stock-based compensation	22.5	20.4
Purchase accounting adjustments (1)	9.5	17.5
ASC 606 adoption impact	2.3	4.2
Other (2)	33.5	6.0
Adjusted operating income	$444.2	$420.9

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, facilities and workforce restructuring, legal settlements and business acquisitions.

Note 3. Reconciliation of Net Income to EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA

EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in April 2018, as amended, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. Adjusted Consolidated EBITDA is calculated by subtracting acquired EBITDA (as defined below) from Consolidated EBITDA. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as alternatives to operating income, net income or cash flows from operating activities as indicators of our operating performance. These measures are not necessarily comparable to similarly titled measures by other companies.  The following is a reconciliation of EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA to net income.

	Three Months Ended March 31,		Twelve Months Ended March 31,
(in millions)	2020	2019	2020
Net income	$99.2	$80.8	$456.9
Interest expense, net	77.4	101.6	380.8
Provision for income taxes	24.8	16.0	102.0
Depreciation and amortization	184.7	202.8	757.1
EBITDA	386.1	401.2	1,696.8
Stock-based compensation	22.5	20.4	74.5
Acquired EBITDA and cost savings (1)	(1.0)	5.8	25.1
Non-cash portion of straight-line rent expense	(0.1)	—	0.1
Loss on extinguishment of debt	2.8	7.1	2.8
Equity in earnings of unconsolidated affiliates, net	(0.7)	—	(4.4)
Purchase accounting adjustments (2)	1.8	8.0	7.8
ASC 606 adoption impact	2.3	4.2	17.0
Other (3)	48.8	2.5	53.4
Consolidated EBITDA	$462.5	$449.2	$1,873.1
Less: acquired EBITDA and cost savings (1)	1.0	(5.8)	(25.1)
Adjusted Consolidated EBITDA	$463.5	$443.4	$1,848.0

(1)

Acquired EBITDA reflects the EBITDA impact of significant businesses that were acquired during the period as if the acquisition occurred at the beginning of the period, as well as cost savings enacted in connection with acquisitions.

(2)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition and (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions.

(3)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

Note 4. Reconciliation of Net Income to Adjusted Net Income and Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

Adjusted net income and adjusted diluted earnings per share represent net income and earnings per share before amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments and other items. We consider adjusted net income and adjusted diluted earnings per share to be important to management and investors because they represent our operational performance exclusive of the effects of amortization of intangible assets and deferred financing costs, stock-based compensation, purchase accounting adjustments, loss on extinguishment of debt and other items, that are not operational in nature or comparable to those of our competitors. Adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP.  Adjusted net income and adjusted diluted earnings per share do not represent net income or diluted earnings per share, as those terms are defined under GAAP, and should not be considered as alternatives to net income or diluted earnings per share as indicators of our operating performance.  Adjusted net income and adjusted diluted earnings per share as presented herein are not necessarily comparable to similarly titled measures presented by other companies.  Below is a reconciliation of adjusted net income and adjusted diluted earnings per share to net income and diluted earnings per share, the GAAP measures we believe to be most directly comparable to adjusted net income and adjusted diluted earnings per share.

	Three Months Ended March 31,
(in millions, except per share data)	2020	2019
GAAP – Net income	$99.2	$80.8
Plus: Amortization of intangible assets	157.6	170.8
Plus: Amortization of deferred financing costs and original issue discount	3.5	4.3
Plus: Stock-based compensation	22.5	20.4
Plus: Loss on extinguishment of debt	2.8	7.1
Plus: Purchase accounting adjustments (1)	9.5	17.5
Plus: ASC 606 adoption impact	2.3	4.2
(Less): Equity in earnings of unconsolidated affiliates, net	(0.7)	—
Plus: Other (2)	48.8	2.5
Income tax effect (3)	(71.5)	(68.2)
Adjusted net income	$274.0	$239.4
Adjusted diluted earnings per share	$1.03	$0.91
GAAP diluted earnings per share	$0.37	$0.31
Diluted weighted-average shares outstanding	265.6	263.7

(1)

Purchase accounting adjustments include (a) an adjustment to increase revenues by the amount that would have been recognized if deferred revenue were not adjusted to fair value at the date of acquisition, (b) an adjustment to increase personnel and commissions expense by the amount that would have been recognized if prepaid commissions and deferred personnel costs were not adjusted to fair value at the date of the acquisitions and (c) an adjustment to decrease depreciation expense by the amount that would not have been recognized if property, plant and equipment were not adjusted to fair value at the date of acquisition.

(2)

Other includes expenses and income that are permitted to be excluded per the terms of our Credit Agreement from Consolidated EBITDA, a financial measure used in calculating our covenant compliance. These include expenses and income related to foreign currency transactions, investment gains and losses, facilities and workforce restructuring, legal settlements, business acquisitions and other items.

(3)

An estimated normalized effective tax rate of approximately 26% for the three months ended March 31, 2020 and 2019, respectively, has been used to adjust the provision for income taxes for the purpose of computing adjusted net income.